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                                                                     Exhibit 6




                THE ANN AND ROBERT H. LURIE FAMILY FOUNDATION


                                May 23, 1997


Continental Casualty Company
CNA Plaza
Chicago, Illinois  60685


Ladies and Gentlemen:

     This letter is being issued in connection with that certain Voting Agreement, dated December 19, 1996 (the "Voting Agreement"), among Continental Casualty Company ("CCC"), Equity Capsure Limited Partnership ("Major Stockholder"), Bruce A. Esselborn, and Rod F. Dammeyer. Major Stockholder has transferred and distributed, on behalf of one of its limited partners, an aggregate of 486,760 shares of Capsure Holdings Corp. common stock to the Ann and Robert H. Lurie Family Foundation (the "Foundation"). In accordance with
Section 1 of the Voting Agreement, the Foundation hereby agrees to be bound by the terms and conditions of the Voting Agreement as if it was a party to, and had executed, the Voting Agreement and hereby makes the representations and warranties set forth in Section 3 thereof. The Foundation further agrees to grant an irrevocable proxy to CCC in the form attached hereto as Exhibit A and is delivering such irrevocable proxy to CCC together with this letter.


                                     THE ANN AND ROBERT H. LURIE FAMILY
                                     FOUNDATION



                                     By:  Mark Slezak
                                          -------------------------------
                                     Its: Vice President


AGREED AND ACCEPTED
as of this 23rd day of May, 1997


CONTINENTAL CASUALTY
COMPANY



By:
    -----------------------------
Its:
    -----------------------------



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